Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of General Motors Company of our report dated February 26, 2010 (August 6, 2010 as to Note 2, Discontinued and Held-for-sale Operations and Note 32, Subsequent Events, October 12, 2010 as to Note 33, Supplemental Financial Information), relating to the consolidated financial statements of Ally Financial Inc. (formerly GMAC Inc.) as of December 31, 2009 and 2008, and for each of the three years ended December 31, 2009, appearing in Exhibit 99.1 to Registration Statement No. 333-168919 on Form S-1, which is incorporated by reference into this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Detroit, Michigan

November 15, 2010